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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
SITEL Corporation:



    We consent to the incorporation by reference in this Registration Statement of SITEL Corporation on Form S-3, as amended, of our report dated April 4, 1997 on our audit of the consolidated balance sheets of SITEL Corporation and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report is included in SITEL Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.



                                          KPMG Peat Marwick LLP



Omaha, Nebraska
July 10, 1997